EXHIBIT 5.1

January 24, 2007	Mayer, Brown, Rowe & Maw LLP
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Coleman Cable, Inc.
1530 Shields Drive
Waukegan, Illinois 60085
Re:     Shelf Registration Statement on Form S-1
Dear Ladies and Gentlemen:
     We have acted as special counsel to Coleman Cable, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
     The Registration Statement relates to the proposed offering by the selling shareholders, from time to time, as set forth in the Registration Statement and the form of prospectus contained therein (the “Prospectus”), of up to 16,786,895 shares of common stock, par value $0.001 per share (“Common Stock”), on terms to be determined by the selling shareholders.
     As special counsel to the Company, we have examined, reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended to date; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Rights Agreement; (iv) resolutions of the Board of Directors of the Company; and (v) such other documents, faxes, certificates, instruments and records as we have deemed necessary, desirable or relevant for purposes hereof. We have also examined, reviewed and relied upon certificates of officers of the Company and faxes and certificates of public officials, as to certain matters of fact relating to this opinion, and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.
     In our examinations and investigations, we have assumed: (i) the genuineness of all signatures on, and the authenticity of, all of the foregoing documents, faxes, certificates, instruments and records (collectively, the “Documents”) submitted to us as originals and the conformity to the original documents, faxes, certificates, instruments and records of all such Documents submitted to us as copies; and (ii) the truthfulness of all statements of fact set forth in such Documents.
     Based on the foregoing and subject to the limitations, conditions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when sold by the selling shareholders pursuant to the terms of the Registration Rights Agreement or similar agreement approved by the Company, such Common Stock will be duly authorized, validly issued, fully paid and non-assessable.
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Coleman Cable, Inc.
January 24, 2007

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit, or otherwise.
     The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant Federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.
     It is understood that this opinion is to be used only in connection with the offer and sale by the selling shareholders of Common Stock while the Registration Statement and the Prospectus are in effect. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. We undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof.
Very truly yours,
/s/ Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP